Exhibit 99.1

For Immediate Release

Contact:                 Edward F. Seserko
President and Chief Executive Officer
(412) 681-8400

EUREKA FINANCIAL CORP. ANNOUNCES APPROVAL OF
PLAN OF CONVERSION AND REORGANIZATION BY
SHAREHOLDERS AND MHC MEMBERS

    February 22, 2011, Pittsburgh, Pennsylvania — Eureka Financial Corp. (the “Company”) (OTCBB: EKFC), the holding company for Eureka Bank, announced today that the Company’s Plan of Conversion and Reorganization was approved by the members of Eureka Bancorp, MHC and by the Company’s shareholders at separate meetings held today.  The closing of the conversion and the offering remains subject to final regulatory approvals.

   Eureka Financial Corp. is the holding company for Eureka Bank, a federal savings bank headquartered in Pittsburgh, Pennsylvania.  Eureka Bank operates two full-service banking offices in the Oakland and Shaler sections of Pittsburgh, Pennsylvania.

   This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Eureka Financial Corp. and Eureka Bank are engaged.

    A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offerings, an accompanying stock order form).

   The shares of common stock of new Eureka Financial Corp. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.